UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2014

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri (Address of interim executive offices)	63043 (Zip Code)

(314) 770-7300 (Registrant's telephone number, including area code)
Not Applicable. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On July 2, 2014, Sun Edison, Inc. (“SunEdison”), through its indirect, wholly-owned subsidiary Silver Ridge Power Holdings, LLC (“SunEdison SRP Owner”), completed its acquisition of 50% of the outstanding limited liability company interests of Silver Ridge Power, LLC (“SRP”), pursuant to the previously announced Acquisition Agreement, dated as of June 16, 2014, with The AES Corporation and AES US Solar, LLC (“AES Solar”). At the closing of the acquisition, SunEdison SRP Owner acquired such limited liability company interests from AES Solar for approximately $178.6 million in cash, after giving effect to certain pre-closing adjustments to the initial purchase price pursuant to the provisions of the Acquisition Agreement. The other 50% of the outstanding limited liability company interests of SRP remain held by R/C Solar Investment Partnership, L.P. (“Riverstone”). Through its ownership in the SRP joint venture, SunEdison now owns a 50% interest in (i) 336 MW of solar power plant operating projects, including the 266 MW Mt. Signal solar project located in California, and (ii) a 40% interest in the Tenaska Imperial Solar Energy Center West 183 MW solar power facility to be completed in 2016.

On July 3, 2014, SunEdison issued a press release announcing the closing of the acquisition. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release issued July 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	July 3, 2014	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description
99.1	Press Release issued July 3, 2014